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                                   EXHIBIT 21
                  Subsidiaries of the Ferrofluidics Corporation
                               As of June 30, 1996

NAME                                                 PLACE OF ORGANIZATION
- ----                                                 ---------------------

Advanced Products and Technologies, GmbH             Nurtingen, Germany
Advanced Products and Technologies, Ltd.             Oxford, England
Advanced Products and Technologies, S.A.             Madrid, Spain
Ferrofluidics Japan Corporation                      Tokyo, Japan
Ferrohydrodynamics Corporation                       Massachusetts




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